EXHIBIT 4.3

Master Assignment and Acceptance

Assignment and Acceptance dated as of May 19, 2011 (this “Master Assignment and Acceptance”) among each Lender who does not execute and deliver a Lender Consent (as defined in the Third Amended and Restated Term Loan Agreement (as defined below)) (collectively, the “Assignors” and each individually, an “Assignor”), and Citibank, N.A., as Assignee(the “Assignee”).

Reference is made to (i) that certain Second Amended and Restated Term Loan Agreement, dated as of March 11, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time prior to May 19, 2011, the “Term Loan Agreement”), among Revlon Consumer Products Corporation (the “Company”), the Lenders party thereto, Citicorp USA, Inc. (“Citicorp”), as administrative agent for the Lenders under the Term Loan Agreement (the “Administrative Agent”), and Citicorp, as collateral agent for the Secured Parties and (ii) that certain Third Amended and Restated Term Loan Agreement, dated as of May 19, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Third Amended and Restated Term Loan Agreement”), among the Company, the Lenders party thereto, Citicorp, as administrative agent for such Lenders, and Citicorp, as collateral agent for the Secured Parties.  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Term Loan Agreement.

Each Assignor and the Assignee hereby agree as follows:

1.
Pursuant to Section 14.1(c) of the Term Loan Agreement, upon the request of the Company, as of the Effective Date (as defined in the Third Amended and Restated Term Loan Agreement), each Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from each Assignor, an interest in such Assignor’s rights and obligations under the Term Loan Agreement specified in Schedule I hereto (each an “Assigned Interest”; and, collectively, the “Assigned Interests”).

2.
Each Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Loan Party or the performance or observance by the Company and any other Loan Party of any of its and their obligations under the Term Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto and (d) attaches the Note(s), if any, held by such Assignor and requests that the Administrative Agent exchange such Note(s) for new Note(s) in accordance with Section 14.6 (Assignments and Participations) of the Term Loan Agreement.

3.
The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, each Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement, (b) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees that it will perform in accordance with their terms all of the obligations that, by the terms of the Term Loan Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it is an Eligible Assignee, (e) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Master Assignment and Acceptance, (f) specifies as its domestic lending office (and address for notices) and Eurodollar lending office the offices set forth beneath its name on the signature pages hereof and (g) if applicable, hereby makes the representations set forth in Section 7.12(c) of the Term Loan Agreement and has attached, if Assignee is (a) not a bank and (b) not a “United States person” under and as defined in Section 7701(a)(30) of the Code, a properly completed U.S. Tax Compliance Certificate in the form attached as Exhibit Q to the Term Loan Agreement, and if Assignee is not a “United States person” under and as defined in Section 7701(a)(30) of the Code, two properly completed forms W-8BEN, W-8ECI or successor or other applicable form, prescribed by the Internal Revenue Service of the United States certifying that such Assignee is entitled to receive all payments under the Term Loan Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes.

4.
Following the execution of this Master Assignment and Acceptance by the Assignee, the Administrative Agent and the Company, it will be delivered to the Administrative Agent for acceptance and recording.  Pursuant to Section 14.6(b), no assignment fee shall be payable by the Assignee to the Administrative Agent in connection with any assignment effected pursuant hereto.  The effective date of this Master Assignment and Acceptance shall occur on the Effective Date upon receipt by each Assignor of the principal amount set forth opposite such Assignor’s name on Schedule I hereto along with all accrued and unpaid interest and fees with respect thereto though the date hereof, which effectiveness, shall, in any event, be deemed to have occurred immediately prior to the effectiveness of the Third Amended and Restated Term Loan Agreement.  Upon each Assignor’s receipt and acceptance of such amount, such Assignor shall be deemed to have assigned its Assigned Interest to the Assignee pursuant to the terms of this Master Assignment and Acceptance and Section 14.1(c) of the Term Loan Agreement.

5.
Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Master Assignment and Acceptance, have the rights and obligations under the Term Loan Agreement of a Lender and (b) each Assignor shall, to the extent provided in this Master Assignment and Acceptance, relinquish its rights (except those surviving the payment in full of the Payment Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date.

6.
Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to such Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.
Certain Assignors have notified the Administrative Agent and the Assignee of their intention to promptly purchase a portion of the outstanding Term Loans (as defined in the Third Amended and Restated Term Loan Agreement) following the Effective Date (each such Assignor, a “Repurchasing Assignor”).  The Company hereby consents to such purchase by any Repurchasing Assignor (or any of its Affiliates or Related Funds) and to such Repurchasing Assignor (or any of its Affiliates or Related Funds) becoming a Lender under the Third Amended and Restated Term Loan Agreement.

8.	This Master Assignment and Acceptance shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

9.
This Master Assignment and Acceptance may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Master Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Master Assignment and Acceptance.  Delivery of an executed counterpart hereof by telecopy shall be effective as delivery of a manually executed counterpart.

[Signature Pages Follow]

In witness whereof, the parties hereto have caused this Master Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Citibank, N.A.,
as Assignee

By:	/s/ David Leland
	Name:	David Leland
	Title:	Vice President

Accepted and Agreed:

Citicorp USA, Inc.,
as Administrative Agent

By:	/s/ David Leland
	Name:	David Leland
	Title:	Vice President

Revlon Consumer Products Corporation

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Senior Vice President, Deputy General
Counsel & Secretary

Schedule I
to
Master Assignment and Acceptance

(See Attached)